EXHIBIT 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made this 28th day of June, 1996, by and between KLEINERT'S, INC., a Pennsylvania Corporation (hereinafter called "Kleinert's") and JACK BRIER, an individual (hereinafter referred to as "Brier").

                              W I T N E S S E T H:

         Brier has been Chairman and Chief Executive Officer of Kleinert's for many years and is a party to an Employment Agreement dated November 21, 1994. Kleinert's and Brier each desire to set forth in writing the amended and restated terms of Brier's continued employment with Kleinert's.

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Kleinert's and Brier agree as follows:

         1. Employment. Kleinert's hereby employs Brier and Brier hereby accepts employment by Kleinert's for the period and upon the terms and conditions contained in this Agreement.

         2. Office and Duties.

            (a) Brier shall serve Kleinert's as its Chief Executive Officer and, if elected to the Board of Directors, as Chairman of the Board of Directors, and shall have such authority and such responsibilities as generally accorded a Chief Executive Officer and Chairman of the Board of Directors of a publicly-held company.

            (b) Throughout the term of this Agreement, Brier shall devote such time, energy, skill and efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Kleinert's. No provision of this Agreement shall in any way restrict Brier's right to act in any capacity for Scott Mills, Inc. or any successor to Scott Mills, Inc.

         3. Term. This Agreement shall be for a term of four (4) fiscal years of Kleinert's, commencing on December 3, 1995 and ending on December 4, 1999, unless sooner terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party notice of such election at least ninety (90) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) fiscal year commencing on the day after the expiration of the then current term.

         4. Compensation.

            (a) For all of the services rendered by Brier to Kleinert's, for the fiscal year beginning December 3, 1995, Brier shall receive an annual base salary of Four Hundred Thousand Dollars ($400,000), payable in reasonable periodic installments, and for the three fiscal years beginning December 1, 1996, Brier shall receive an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000) payable in reasonable periodic installments.

            (b) In addition to Brier's base salary, Kleinert's shall pay Brier, within forty-five (45) days from the end of each fiscal year during the term of this Agreement, a bonus with respect to such fiscal year equal to five percent (5%) of the amount, if any, by which income before deduction of state and federal income taxes of Kleinert's for such fiscal year exceeds income before deduction of state and federal income taxes of Kleinert's for the fiscal year ended December 2, 1989. Income before deduction of state and federal income taxes shall be determined on a consolidated basis in accordance with generally accepted accounting principles for each fiscal year. Notwithstanding the foregoing, the amount of bonus to be paid under this subparagraph shall be limited for each fiscal year to an amount equal to the base compensation provided in subparagraph 4(a) hereof.

            (c) Throughout the term of this Agreement and as long as they are kept in force by Kleinert's, Brier shall be entitled to participate in and receive the benefits of any profit sharing, pension or retirement plans and any health, life, accident or disability insurance plans or programs made available to Brier and/or available to other executive officers of Kleinert's, including but not limited to, a Deferred Compensation and Salary Continuation Agreement dated November 30, 1991, certain Split Dollar Insurance Agreements and Collateral Assignment Agreements dated April 21, 1993 and May 26, 1993; provided, however, that nothing herein shall preclude the Board of Directors of Kleinert's, in its discretion, from providing any benefits to Brier in excess of those presently available to other executive officers of Kleinert's.

         5. Reimbursement of Expenses. Kleinert's will reimburse Brier for all reasonable expenses incurred by Brier in connection with the performance of Brier's duties hereunder and, retroactively to July 1, 1994, will provide Brier with a monthly automobile lease allowance of at least Eleven Hundred Dollars ($1,100) and will reimburse Brier for all costs associated with the operation and maintenance of such automobile selected by Brier. In addition, Kleinert's shall pay for or reimburse Brier for legal and accounting fees for tax and estate planning not to exceed $20,000 during the term of this Agreement.

         6. Loan. At anytime during the term of this Agreement, Brier shall have the right to borrow from the Company up to $500,000 to be repaid by the end of the term of this Agreement. The Company shall charge interest to Brier at the same rate the Company pays on its line of credit borrowing.

         7. Authority to Bind Kleinert's. Brier shall be permitted and authorized to make any disbursements or purchases, to enter into agreements, to incur any liabilities on behalf of Kleinert's or to otherwise obligate Kleinert's in a manner consistent with his duties, subject to further direction of the Board of Directors.

         8. Disability. If Brier becomes unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause, Kleinert's nonetheless will continue the payment of Brier's base salary for the balance of the term of this Agreement and any bonuses to which Brier shall be entitled hereunder. Additionally, Brier shall be entitled to such other benefits to which he may be entitled hereunder during the continuance of such disability or incapacity.

         9. Death. If Brier dies, Kleinert's shall continue to pay to Brier's estate all payments of base salary hereunder until the end of the fiscal year following the fiscal year in which Brier's death shall occur, together with the bonus to which Brier otherwise would be entitled for such fiscal years. Thereafter, Kleinert's shall have no further obligations or liabilities hereunder to Brier's estate or legal representative or otherwise.

         10. Discharge for Cause. Kleinert's may discharge Brier at any time for commission of a felony if related to Brier's employment, willful violation of any express direction of the Board of Directors, intoxication or drug addiction directly affecting Brier's performance of his duties hereunder or material misrepresentation made in this Agreement, in which event Kleinert's shall have no further obligations or liabilities hereunder after the date of such discharge.

         11. Kleinert's Property. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Brier by Kleinert's or developed by Brier on behalf of Kleinert's or at Kleinert's direction or for Kleinert's use or otherwise in connection with Brier's employment hereunder, are and shall remain the sole and confidential property of Kleinert's; if Kleinert's requests the return of such materials at any time during or at or after the termination of Brier's employment, Brier shall immediately deliver the same to Kleinert's.

         12. Noncompetition. Trade Secrets. Etc.

             (a) During the term of this Agreement and for a period of two (2) years after the termination of his employment with Kleinert's for any reason whatsoever, Brier shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business which is engaged in a business which is directly competitive with the business then engaged in by Kleinert's. However, nothing contained in this Paragraph 11 shall prevent Brier from owning any number of shares of Scott Mills, Inc. or from holding for investment no more than five percent (5%) of any class of equity securities of a company (other than Kleinert's) whose securities are traded on a national securities exchange and which is engaged in a business which is directly competitive with the business then engaged in by Kleinert's.

             (b) During the term of this Agreement and at all times thereafter, Brier shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or Kleinert's other than Kleinert's, any material referred to in Paragraph 10 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Kleinert's or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business operations or activities of Kleinert's, made known to Brier or learned or acquired by Brier while in the employ of Kleinert's.

             (c) Any and all writings, improvements, processes, procedures and/or techniques which Brier may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of Kleinert's or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Kleinert's, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Kleinert's. Brier shall make full disclosure to Kleinert's of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Kleinert's.

             (d) Brier acknowledges that the restrictions contained in the foregoing subparagraphs (a), (b) and (c), in view of the nature of the business in which Kleinert's is engaged, are reasonable and necessary in order to protect the legitimate interests of Kleinert's, and that any violation thereof would result in irreparable injuries to Kleinert's, and Brier therefore acknowledges that, in the event of his violation of any of these restrictions, Kleinert's shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Kleinert's may be entitled.

             (e) If the period of time or the area specified in subparagraph
(a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Brier violates any of the restrictions contained in the foregoing subparagraph
(a), the restrictive period shall not run in favor of Brier from the time of the commencement of any such violation until such time as such violation shall be cured by Brier to the satisfaction of Kleinert's.

         13. Prior Agreements. Brier represents to Kleinert's (a) that there are no restrictions, agreements or understandings whatsoever to which Brier is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound and (c) that he is free and able to execute this Agreement and to enter into employment by Kleinert's.

         14. Miscellaneous.

             (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

             (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines to the contrary.

             (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                (i)  If to Kleinert's:

                     Kleinert's Inc.
                     120 West Germantown Pike
                     Suite 100
                     Plymouth Meeting, PA 19462
                     Attention: Chief Financial Officer

                     with a copy, given in the manner
                     prescribed above, to:

                     E. Gerald Riesenbach, Esquire
                     Cozen and O'Connor
                     The Atrium
                     1900 Market Street
                     Philadelphia, PA 19103

                In addition, notice by mail shall be by air mail if posted outside of the continental United States.

                Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

             (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Kleinert's and its successors and assigns and shall be binding upon Brier, his heirs and legal representatives.

             (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

             (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

             (g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing

             (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

             (i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

             (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                            KLEINERT'S, INC.



                                            By:  ______________________________
                                                     Executive Vice President


                                            Attest:____________________________

                                                     /s/  JACK BRIER
                                            ______________________________(SEAL)

                                                          Jack Brier